Exhibit 4.41

Supplemental Agreement

MARKIT GROUP HOLDINGS LIMITED

as Parent

HSBC BANK PLC

as Agent

to a multicurrency revolving facility agreement dated 16 July 2012 as subsequently amended and amended and restated

13 June 2014

THIS AGREEMENT is made on 13 June 2014

BETWEEN:

(1)	Markit Group Holdings Limited a company incorporated in England with registered number 06240773 (the “Parent”);

(2)	the Obligors acting by their agent, the Parent; and

(3)	HSBC Bank plc as Agent on behalf of the Majority Lenders.

WHEREAS

(A)	The parties to this agreement entered into a facility agreement (the “Facility Agreement”) dated 16 July 2012, as most recently amended and restated on 21 March 2014, for the provision of a multicurrency revolving loan facility of up to $1,050,000,000.

(B)	At the request of the Parent, the Finance Parties have agreed to make certain amendments to the Facility Agreement in the terms set out in this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	Terms defined in the Facility Agreement shall, save to the extent that the context otherwise requires, bear the same meaning in this agreement and in addition “Effective Date” shall have the meaning given to that term in clause 2.

2.	This agreement shall take effect at the date of this agreement (the “Effective Date”).

3.	With effect from the Effective Date, the Facility Agreement shall be amended as set out in clauses 4 to 23 below.

AMENDMENTS

Group

4.	The definition of “Group” at clause 1.1 of the Facility Agreement shall be amended by inserting after the words “the Company”, which appear twice in the definition, the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Material Company

5.	The definition of “Material Company” at clause 1.1 of the Facility Agreement shall be amended by inserting after the words “the Company”, for the first two of three references to “the Company” in the definition of “Material Company”, the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Permitted Acquisition

6.	Paragraphs (a) and (b) of the definition of “Permitted Acquisition” at clause 1.1 of the Facility Agreement shall be amended in each case by inserting after the words “the Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Permitted Distribution

7.	Paragraphs (a) and (d) of the definition of “Permitted Distribution” at clause 1.1 of the Facility Agreement shall be amended by inserting after the words “the Company”, which appear twice in each of paragraphs (a) and (d), the words “(and, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, Topco)”.

Permitted Guarantee

8.	Paragraph (j) to the definition of “Permitted Guarantee” at clause 1.1 of the Facility Agreement shall be amended by deleting “or” from the end of the limb.

9.	The following new paragraph (k) shall be inserted into the definition of Permitted Guarantee at clause 1.1 of the Facility Agreement:

“a guarantee made by an Obligor of the obligations of another Obligor or made by a member of the Group which is not an Obligor of the obligations of another member of the Group; or”.

10.	Along with the cross-references in the Facility Agreement being updated accordingly, the existing paragraph (k) to the definition of Permitted Guarantee at clause 1.1 of the Facility Agreement shall become paragraph “(l)”.

11.	For the avoidance of doubt, reference in paragraph (e) to the definition of Permitted Loan at clause 1.1 of the Facility Agreement to “paragraph (k) of the definition of Permitted Guarantee” shall be amended to refer to “paragraph (l) of the definition of Permitted Guarantee”.

Permitted Loan

12.	Paragraph (g) to the definition of “Permitted Loan” at clause 1.1 of the Facility Agreement shall be amended by inserting after the words “the Company” the words “(and, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, Topco)”.

Permitted Reorganisation

13.	Paragraph (b) of the definition of “Permitted Reorganisation” at clause 1.1 of the Facilities Agreement shall be amended by inserting after the words “with a Flotation and/or a Topco Substitution” the words “and, for the avoidance of doubt, Topco may elect not to accede to this Agreement as an Obligor for a period of 15 Business Days following the occurrence of the Permitted Reorganisation under this paragraph (b)”.

Topco

14.	The definition of “Topco” at clause 1.1 of the Facility Agreement shall be amended by deleting the words ‘Markit Limited’, which appear twice in the definition, and replacing them with the words “Markit Ltd.”.

Purpose

15.	Clause 3.1(b) (Purpose) of the Facility Agreement shall be amended by inserting after the words “the Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Change of Control

16.	Clause 8.2(a) (Change of control) of the Facility Agreement shall be amended by inserting after the words “If any person or group of persons acting in concert gains control of the

Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

17.	Clause 8.2(b) (Change of control) of the Facility Agreement shall be amended by inserting after the words “the Company”, which appear five times in clause 8.2(b), the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Information: miscellaneous

18.	Clause 20.5(a) of the of the Facility Agreement shall be amended by inserting after the words “the Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Guarantor Coverage

19.	Clause 22.20(a) (Guarantor Coverage) of the Facility Agreement shall be amended by inserting after the words “unless, any such Permitted Joint Venture becomes a wholly owned Subsidiary of the Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Events of Default

20.	Clause 23.11 (Ownership of the Obligors) of the Facility Agreement shall be amended by inserting after the words “the Company”, which appear twice in clause 23.11, the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

21.	Clause 23.12 (Audit Qualification) of the Facility Agreement shall be amended by inserting after the words “the Company” the words “(or, following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, in place of the Company, Topco)”.

Changes to the Obligors

22.	Clause 26.2(a) (Topco Substitution) shall be amended by deleting the words “such notice period to run concurrently with the notice period contemplated within paragraph (b) of the definition of Permitted Reorganisation” and replacing them with the words “such notice may, but is not required to, run concurrently with the notice period contemplated within paragraph (b) of the definition of Permitted Reorganisation”.

23.	Clause 26.7(a) (Resignation of a Guarantor) shall be amended by inserting after the words “other than the Company” the words “and , following the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation, Topco”.

CONDITIONS SUBSEQUENT

24.	The amendments made pursuant to this agreement are subject to the following two conditions subsequent:

24.1	that within one Business Day of receipt of the court order approving the scheme of arrangement referred to in paragraph (b) of the definition of Permitted Reorganisation, the Company will deliver a copy of that court order to the Agent; and

24.2	that Topco will accede to the Facility Agreement as, and remain as, an Additional Guarantor in accordance with clause 26.5 (Additional Guarantors) within 15 Business Days of the occurrence of a Permitted Reorganisation under paragraph (b) of the definition of Permitted Reorganisation.

OTHER TERMS

25.	Each Guarantor confirms and agrees that with effect from (and including) the Effective Date, the guarantees and indemnities set out in clause 18 (Guarantee and Indemnity) of the amended Facility Agreement shall apply and extend to the obligations of each Obligor under the Finance Documents (as defined in the amended Facility Agreement) subject to the guarantee limitations set out in clause 18.11 (Guarantee Limitations) of the amended Facility Agreement.

26.	Except as varied by the terms of this agreement, the Facility Agreement and the other Finance Documents will remain in full force and effect. Each party to this agreement reconfirms all of its obligations under the Facility Agreement, (as amended by this agreement) and under the other Finance Documents. Any reference in the Finance Documents to the Facility Agreement will be construed as a reference to the Facility Agreement, as amended by this agreement.

27.	The Parent confirms and acknowledges that the Repeating Representations are deemed to be made by it on the Effective Date.

28.	The Parent acknowledges that within five Business Days of demand, it shall reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with this agreement pursuant to clause 17.2 (Amendment costs) of the Facility Agreement.

29.	This agreement may be executed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this agreement by signing any such counterpart.

30.	The Parent executes this agreement as agent of each Obligor pursuant to its appointment under clause 2.5 (Obligors’ Agent) of the Facility Agreement.

31.	This agreement is designated as a Finance Document.

32.	The provisions of clauses 32 (Notices), 40 (Governing Law), 41 (Enforcement) and 42 (Waiver of Jury Trial) of the Facility Agreement shall apply, mutatis mutandis, to this agreement.

IN WITNESS whereof this agreement has been executed on the date first above written.

SIGNATORIES TO SUPPLEMENTAL AGREEMENT

The Parent

Markit Group Holdings Limited

By	/s/ Lance Uggla

The Obligors

Markit Group Holdings Limited

By	/s/ Lance Uggla

Markit Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Valuations Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Equities Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit North America, Inc. acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Indices Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Economics Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Securities Finance Analytics Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit WSO Corporation acting by its agent, the Parent

By	/s/ Lance Uggla

Markit EDM Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit EDM Hub Limited acting by its agent, the Parent

By	/s/ Lance Uggla

Markit on Demand, Inc. acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Securities Finance Analytics Inc. acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Analytics Inc. acting by its agent, the Parent

By	/s/ Lance Uggla

Markit Luxembourg S.à r.l. acting by its agent, the Parent

By	/s/ Lance Uggla

MarkitSERV, LLC acting by its agent, the Parent

By	/s/ Lance Uggla

MarkitSERV Limited acting by its agent, the Parent

By	/s/ Lance Uggla

MarkitSERV FX Limited acting by its agent, the Parent

By	/s/ Lance Uggla

thinkFolio Ltd acting by its agent, the Parent

By	/s/ Lance Uggla

The Agent on behalf of the Majority Lenders

HSBC Bank plc

By	/s/ illegible